Exhibit 99.1

OCTOBER 26, 2023 / 1:00PM, FCN.N - Q3 2023 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Ajay Sabherwal FTI Consulting, Inc.—CFO

Mollie Hawkes FTI Consulting, Inc.—VP of IR & Communications

Steven H. Gunby FTI Consulting, Inc.—President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Andrew Owen Nicholas William Blair & Company L.L.C., Research Division—Analyst

James Edwin Yaro Goldman Sachs Group, Inc., Research Division—Research Analyst

Tobey O’Brien Sommer Truist Securities, Inc., Research Division—MD

PRESENTATION

Operator

Welcome to the FTI Consulting Third Quarter 2023 Earnings Conference Call. (Operator Instructions) Please also note that this event is being recorded today.

I would now like to turn the conference over to Mollie Hawkes, Head of Investor Relations. Please go ahead.

Mollie Hawkes - FTI Consulting, Inc.—VP of IR & Communications

Good morning. Welcome to the FTI Consulting conference call to discuss the company’s third quarter 2023 earnings results as reported this morning. Management will begin with formal remarks, after which they will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 of the Securities Exchange Act of 1934 that involve risks and uncertainties.

Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions related to financial performance, acquisitions, share repurchases, business trends, ESG related matters and other information or other matters that are not historical, including statements regarding estimates of our future financial results and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the safe harbor statement in the earnings press release issued this morning. A copy of which is available on our website at www.fticonsulting.com as well as other disclosures under the heading of Risk Factors and Forward-Looking Information in our quarterly report on Form 10-Q for the quarter ended September 30, 2023, our annual report on Form 10-K for the year ended December 31, 2022, and in our other filings with the SEC.

Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call, we will discuss certain non-GAAP financial measures such as total segment operating income, adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per diluted share, adjusted net income, adjusted EBITDA margin and free cash flow. For discussion of these and other non-GAAP financial measures as well as our reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures, investors should review the press release and accompanying financial tables that we issued this morning, which include the reconciliations.

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Lastly, there are 2 items that have been posted to the Investor Relations section of our website for your reference. These include a quarterly earnings presentation, an Excel and PDF of our historical financial and operating data, which have been updated to address our third quarter 2023 results and changes to certain historical information.

Of note, effective July 1, 2023, 127 billable professionals in the health solutions practice within the company’s Forensic and Litigation Consulting business segment were transferred to the Corporate Finance & Restructuring business segment. 83 billable professionals within the health solutions practice remained in the Forensic and Litigation Consulting segment. Prior period information for these 2 segments included in the quarterly report on Form 10-Q for the quarter ended September 30, 2023, and the financial tables in this morning’s press release have been recast to reflect the modified composition of these segments.

Additionally, the unaudited summary financial information and other select financial and operating data for the Corporate Finance & Restructuring and Forensic and Litigation Consulting segments included in the historical financial statements posted on our website have been recast for each of the previously reported years ended December 31, 2020, December 31, 2021 and December 31, 2022, and the previously reported quarters in each such year and the first and second quarters of 2023 to confirm to the current period presentation reflected in FTI Consulting’s quarterly report on Form 10-Q for the quarter ended September 30, 2023.

Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation posted to the Investor Relations section of our website. To ensure our exposures are consistent, these slides provide the similar details as they have historically, and as I’ve said, are available on the Investor Relations section of our website.

With these formalities out of the way, I’m joined today by Steven Gunby, our President and Chief Executive Officer; and Ajay Sabherwal, our Chief Financial Officer.

At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you, Mollie. Welcome, everyone, and thank you once again for joining us this morning. I have 1 main message that I’d like to convey this morning about this quarter, which is this is a quarter where we got our earnings back on track. And I’m focusing on the word earnings because as I hope everyone on this call will remember, our revenue has been terrifically on track all year.

In the first half of this year, our revenues were up 13%. This quarter, we delivered 15% top line growth. Those are numbers that I would be proud of most years, but particularly so given this year has been an environment where it’s been particularly challenging for many professional services firm.

I like focusing on revenues. To me, that sort of revenue growth is one of the best predictors of long-term success. It is a validator of whether your teams are doing something right. When you have that sort of growth that shows the power of your teams and relevance in the market for their competitive position, perhaps most important impact they are delivering for and with your clients. I believe, in this case, it also reflects our team’s dedication to and continuing success in attracting, supporting sort of talent that aspires to make that sort of difference for clients. So we have been extraordinarily gratified this year that it has been yet another year where we have delivered terrific revenue growth.

What was not so great in the first half of the year was translating the terrific revenue growth into earnings growth. In general, in most companies and in professional services, over time, earnings end up roughly tracking with revenues. And that’s what we, of course, have seen for much in the last 5 years. But for periods of times, earnings and revenues can, of course, deviate. And that’s what we saw for the first half of the year. And we’ve discussed on prior calls, some of the causes of that, some of the causes of the lag and bottom line results.

Two of the causes that we discussed were externally driven, inflation. It’s taken us a while to adjust for the impact of inflation. And second, we, like many professional services firm this year have ended up with lower attrition than we expected, lower attrition than we’ve had in prior years and lower attrition than we had budgeted for. So two of the factors for the lag and bottom line results were externally driven.

OCTOBER 26, 2023 / 1:00PM, FCN.N - Q3 2023 FTI Consulting Inc Earnings Call

The third factor, however, was not an external factor. It was an active set of decisions on our portfolio. So decisions that we have made year after year after year, which we continue to make this year, which is that we committed — continue to commit to be acquired, to acquire and support great talent whenever that talent is available, even if it’s in a business that happens to be running at a lower utilization that quarter than we aspire to the longer term. And we’ve continued to do that in the first half of the year, even some businesses that were slow because we were in a fortunate position.

This year, like we have been in many of the prior years that some terrific talent was available and wanted to join us. So that was the reason for the [lag] the net of all of that, was that the revenues were up 13% in the first half of the year. Our cost structure was up 14%. And no matter how impressive 13% growth is, your cost structure is up 14%. You’re going to have some pressure on earnings. I think that’s the way math works, Ajay. If I remember right, and that’s where we were.

In this quarter, we did not make a dramatic change to how we manage the business. Some of the factors started to normalize a bit. We had, as we discussed another great quarter in terms of revenue growth. But unlike the first 2 quarters, our cost structure did not grow quite as fast. We continue to make progress against inflation. We also had an uptick in attrition, both voluntarily and performance related, and we tightened hire as we normally do in places where we had low utilization. We continued on the path of being willing to hire exceptional talent regardless of whether it has lower businesses. But overall, we [draw] hiring back a little bit.

It wasn’t a radical change. We continued to grow headcount this quarter, it was up 8% year-on-year. That growth was a little bit slower than the 11% headcount growth we had in the first half of the year. And therefore, translated into cost structure that unlike in the first half of the year was up a little bit less than revenue.

If you have 13% growth in revenue and 14% growth up in your cost structure as we did in the first half of the year, you have pressure on earnings. When you have revenue growth, that is 1% higher than the increase in your cost structure, the earnings benefit. And that’s essentially what happened this quarter, not a radical change in strategy and normalization of factors that allow the underlying power of the results to show up in earnings.

For the most part, this quarter, therefore, essentially worked out much like Ajay and I and the management team expected. I do want to point out something that Ajay will detail a little bit more, which is that, in fact, this quarter, the actual results actually exceeded our expectations a bit, not because of any of the factors I just described. But because in addition to those underlying core drivers of earnings, we also had is, we sometimes do random factors that can cut one way or another in a quarter. And this quarter, a number of those has become positively like FX and higher success fees.

So the underlying movement you see this quarter back towards strong revenue growth translating to higher earnings growth was expecting the actual results this quarter. In total, we’re actually higher than we expected.

I hope that’s a helpful framing, Ajay will for sure give you more details. Let me therefore close my remarks by instead of going into details, trying to tie this quarter and the year with some of the broader dialogue that we’ve been having for some time.

We have, I think, frequently talked about the fact that there are so many factors that can cause zigs and zags, and underlying earnings of this business over any short period of time. And the fact that — in fact, those zigs and zags could happen not just for a quarter, but for multiple quarters or a year or 2 years for individual businesses. Our view has always been that when you have a zag, you have to look at it carefully. You have to look at it hard. You have to make sure it’s not reflecting a permanent change in the market or a permanent change in our competitive position. Because if you have one of those, you have to react to that.

We also have the firm view where we come to believe it’s neither of those. It is critical to withstand the pressure at, just on short-term factors. In those circumstances, rather than overreacting, we believe it’s critical to ignore the short-term zag. To focus on the core elements that help you build a great business and professional services, the focus on getting great professionals, supporting their development, supporting their ambitions, investing behind them, make sure we’re all thinking through the most critical issues facing the clients. Investors make sure we have the best teams who can grow into those lead professions and even support them to actually make a difference for clients.

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Our belief, and I think by now, our experience is being focus on those core elements, and you do not — if you do not overreact to the zags, you have a chance that your firm can get into the virtuous loop of professional services. We have terrific teams delivering great work, building client relationships, in turn helps you attract and keep the sort of people who get motivated by that and deliver that sort of work. And we will reinforce those relationships, and we’ll build others who can build those relationships.

And in turn, even create a powerful growth engine. A growth engine, then yes, may, have, orders to lead zigs and zags. One that can ultimately become an institution that delivers powerfully for your clients, powerfully from the great individuals in your firm, the ones were committed to delivering for those clients and are committed to building others who can do that and ultimately, around the noise of the Zig-Zag line and also deliver powerfully for investors.

This year, to me, is simply another example of that truth. It is an example of the path we have sought to be on and the path that we are very much committed to stay on.

With that, let me turn this over to Ajay to take you through the quarter in more detail. Ajay?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Thank you, Steve. Good morning, everybody. In my prepared remarks, I will take you through our company-wide and segment results and discuss guidance for the full year.

Beginning with our third quarter results. We reported record revenues this quarter with all business segments growing year-over-year. 15.1% revenue growth outpaced the 14.4% increase in direct costs and SG&A expenses, and earnings per share grew by 8.8%, setting a new record at $2.34.

Growth in revenues resulted from higher demand and higher realized bill rates. Utilization remains steady as we welcomed our new class of graduates while moderating other hiring. Overall, we are pleased with the strong results, especially after a weaker-than-expected first half of the year.

Year-to-date, our performance is more modest. While 3Q 2023 adjusted EBITDA of $118.7 million is up 20% from $99 million in 3Q 2022 year-to-date adjusted EBITDA of $297.4 million is only — is up only 12% compared to $265.6 million in the prior year period. And earnings per share have increased only 3.4%, primarily because of a higher tax rate this year and FX remeasurement losses compared to the prior year period.

Now turning to our third quarter results in more detail. Record revenues of $893.3 million increased $117.4 million or 15.1% compared to revenues of $775.9 million in the prior year quarter. The increase in revenues was primarily due to higher demand in Corporate Finance & Restructuring, Forensic and Litigation Consulting, or FLC, Strategic Communications and Technology segments.

Net income of $83.3 million compared to $77.3 million in the prior year quarter. The increase in net income was due to higher revenues, which was partially offset by an increase in direct compensation, which includes the impact of a 7.8% increase in billable head count. Higher SG&A expenses, a higher effective tax rate and a decline in FX remeasurement gains compared to the prior year quarter.

Earnings per share of $2.34 in 3Q ‘23 compared to $2.15 in the prior year quarter. SG&A of $186.1 million were 20.8% of revenues. This compares to SG&A of $159.2 million or 20.5% of revenues in the third quarter of ‘22. The year-over-year increase in SG&A was primarily due to higher compensation and bad debt. Third quarter 2023 adjusted EBITDA of $118.7 million or 13.3% of revenues compared to $99 million or 12.8% of revenues in the prior year quarter. The year-over-year increase in adjusted EBITDA was primarily due to higher revenues.

Our third quarter effective tax rate of 22.6% compares to 17% in 3Q ‘22. As a reminder, we had an unusually low tax rate in the prior year quarter because we utilized foreign tax credits against the licensing of our intellectual property or our brand to additional foreign subsidiaries. For the full year, we expect our effective tax rate to be between 24% and 26%.

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Our 2% convertible senior notes matured on August 15, 2023, and were fully settled on August 17, 2023. We settled the principal amount of $315.8 million in cash, and $280.3 million of premium in shares of our common stock based on a share price of $191.89, resulting in 1.46 million additional shares being added to our total shares outstanding this quarter.

As a reminder, our weighted average shares outstanding or WASO numbers in prior quarters already included, then estimated impact of our 2023 convertible notes premium, if converted in stock. Fully diluted WASO of 35.7 million shares in 3Q ‘23 decreased by 262,000 shares compared to 35.9 million shares in 3Q of ‘22.

We remain steadfast in our commitment to attract talented professionals. Billable head count increased by 467 professionals or 7.8%, and non-billable headcount increased by 104 professionals or 6.9% compared to the prior year quarter. Sequentially, billable headcount increased by 247 professionals or 4%, which included 316 new joiners from university campuses. Our largest class ever. Non-billable headcount decreased by 11 professionals or 0.7%.

Now I’ll share some insights at the segment level. In Corporate Finance & Restructuring, revenues of $347.6 million increased 23.2% compared to the prior year quarter. The increase in revenues was primarily due to higher realized bill rates and demand for restructuring and business transformation and strategy services, as well as an increase in success fees.

Adjusted segment EBITDA of $68.1 million or 19.6% of segment revenues compared to $53.5 million or 19% of segment revenues in the prior year quarter. The year-over-year increase was due to higher revenues, which was partially offset by higher compensation, including the impact of a 9.8% increase in billable head count and higher SG&A expenses.

Restructuring represented 46% of segment revenues. Business transformation and strategy represented 33% of segment revenues and transactions represented 22% of segment revenues this quarter. This compares to 41% for restructuring, 33% for business transformation and strategy and 26% of segment revenues for transactions in 3Q of ‘22. On a sequential basis, revenues increased $29.6 million or 9.3%, primarily due to higher demand for business transformation and strategy and restructuring services, which was partially offset by a decline in demand for transaction services.

Restructuring revenues grew 6%. Business transformation and strategy revenues grew 26% and transactions revenues declined 2%, compared to 2Q of 2023. Adjusted segment EBITDA increased $22.6 million compared to 2Q of 2023. Industries where we have been helping clients with the restructuring, where we saw sequential increases in revenues include energy, utilities, healthcare, retail, real estate, and technology, among others.

Worth noting, on July 1, 2023, we transferred 127 billable professionals from our health solutions practice within our FLC segment, who focus on business transformation in the health care and life sciences sector into the business transformation and strategy practice within our Corporate Finance & Restructuring segment. This change is reflected in the recast historical financials document and other documents filed with the SEC which, as Mollie said, we shared on our Investor Relations website this morning.

Turning to FLC. Revenues of $166.1 million increased 15.9% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for our investigations, data and analytics and construction solutions services. Adjusted segment EBITDA of $21.5 million or 12.9% of segment revenues compared to $16.2 million or 11.3% of segment revenues in the prior year quarter. The increase was due to higher revenues which was partially offset by higher compensation and SG&A expenses compared to the prior year quarter. Sequentially, revenues were essentially flat, and adjusted segment EBITDA decreased $4.1 million compared to 2Q of ‘23, primarily due to a $4.5 million increase in segment SG&A expenses, largely related to higher bad debt.

Our Economic Consulting segment’s revenues of $193.9 million were essentially flat compared to the prior year quarter. Excluding FX, Economic Consulting revenues decreased $3.5 million or 1.8%. The decrease in revenues was due to a decline in non-M&A-related Antitrust revenues which was partially offset by an increase in international arbitration and M&A-related Antitrust revenues compared to the prior year quarter. As a reminder, in the third quarter of last year, our Economic Consulting segment recognized $21.4 million of previously deferred revenues from 1 large client which resulted in higher realized bill rates in the prior year quarter.

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Adjusted segment EBITDA of $27.8 million or 14.3% of segment revenues compared to $32.9 million or 17% of segment revenues in the prior year quarter. The decrease was primarily due to higher SG&A expenses which was partially offset by lower compensation compared to the prior year quarter. Sequentially, revenues decreased $8 million or 3.9% and adjusted segment EBITDA decreased $7.8 million. As a reminder, in the second quarter of this year, our Economic Consulting segment recognized $7.6 million of previously deferred revenues from 1 large client.

If you look at Economic Consulting’s performance for the first 9 months of 2023, compared with the first 9 months of 2022, the fluctuations we have seen in recent quarters as a result of deferred revenues are normalized. Year-to-date, the Economic Consulting segment’s revenues increased $42.1 million or 8% compared to the prior year period. Primarily due to higher demand for international arbitration, M&A-related antitrust and non-M&A related antitrust services. Year-to-date, adjusted segment EBITDA increased $1.7 million or 2.3% as higher revenues were partially offset by an increase in compensation, including the impact of an 8.7% increase in billable headcount and higher SG&A expenses.

In Technology, revenues of $98.9 million increased 16.4% compared to the prior year quarter. The increase in revenues was primarily due to higher demand for investigations and litigation services, which was partially offset by lower demand for M&A-related “second request” services. Adjusted segment EBITDA of $14.9 million or 15% of segment revenues compared to $13.2 million or 15.6% of segment revenues in the prior year quarter. The increase was primarily due to higher revenues, which was partially offset by higher compensation, including the impact of a 14.8% increase in billable head count and higher SG&A expenses. Sequentially, revenues increased $1.4 million or 1.5%, primarily due to higher demand for litigation services. Adjusted segment EBITDA decreased $5.2 million sequentially, primarily due to higher SG&A expenses, largely related to higher bad debt and compensation compared to 2Q of ‘23.

Revenues in Strategic Communications segment of $86.8 million increased 19.9% compared to the prior year quarter. The increase in revenues was largely due to higher demand for corporate reputation and public affairs services compared to the prior year quarter. Adjusted segment EBITDA of $13.5 million or 15.5% of segment revenues compared to $12.9 million or 17.9% of segment revenues in the prior year quarter. The increase in adjusted segment EBITDA was primarily due to higher revenues, which was partially offset by an increase in compensation which includes the impact of a 6.2% increase in billable headcount and higher SG&A expenses. Sequentially, revenues in Strategic Communications increased $4.2 million or 5.1%, primarily due to higher demand for corporate reputation services. Adjusted segment EBITDA increased $1.2 million.

Let me now discuss key cash flow and balance sheet items. Net cash provided by operating activities of $106.7 million for the quarter compared to $128.3 million of net cash provided by operating activities for the prior year quarter. The year-over-year decrease in net cash provided by operating activities was primarily due to cash collections not keeping pace with the increase in revenues and not sufficiently offsetting the increase in salaries and other employee cash compensation, largely related to headcount growth as well as higher operating expenses. We generated free cash flow of $92.5 million in the quarter.

Total debt, net of cash and short-term investments of $59.4 million at September 30, 2023, compared to a negative debt position of $10.8 million at September 30, 2022, and $137.2 million on June 30, 2023. The sequential decrease in total debt, net of cash and short-term investments was primarily due to the $315 million repayment of our 2023 convertible notes at maturity which was partially offset by an increase in net borrowings of $285 million under our senior secured bank revolving credit facility.

Turning to our guidance. With the passage of 3 quarters and a stronger-than-expected third quarter, we are narrowing and raising the lower end of our revenue and EPS guidance ranges. We now expect revenues will range between $3.35 billion and $3.4 billion which compares to our previous range of between $3.33 billion and $3.4 billion. We now expect EPS to range between $6.70 and $7.20 which compares to our previous range of between $6.50 and $7.20.

Our updated guidance is shaped by several key considerations. First, we are an event-driven large jobs firm and our intake of and success rate in winning new business may moderate. Second, our business is in the short term, a fixed cost business where small swings in revenue can cause significant swings in earnings per share. Third, as Steve said, we have and will continue to invest aggressively in talent when the right people become available. Such investments typically negatively impact EBITDA in the short term. Lastly, the fourth quarter is usually a weaker quarter for us because of a seasonal business slowdown as professionals may take time off during the holidays.

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Before I close, I want to reiterate 5 key themes that underscore the strength of our company. First, our key differentiating factor is the expertise of our people, their relationships and the impact they deliver for our clients. Second, we continue to find opportunities to attract strong professionals and grow our reach globally. Though such growth at the outset can and typically does adversely impact EBITDA, we have demonstrated our continued commitment to seize such opportunities. Third, we are able to both grow at a double-digit rate and optimize staff utilization and bill rates. Fourth, our scale and diversity of services reduce risk. And finally, our balance sheet remains exceptionally strong, we have the ability to boost shareholder value through share buybacks, organic growth and acquisitions when we see the right ones.

With that, let’s open the call up for your questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) At this time, we will take our first question, which will come from James Yaro with Goldman Sachs.

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Maybe I could just start with the corporate sales and restructuring. I think restructuring was up, my math, $9 million quarter-on-quarter. So post the dramatic increase in loan rates over the past 1 to 2 months, maybe you could just speak to the outlook for restructuring and whether this has improved versus a few quarters ago? And then I’m going to make this to multi-parts. So I apologize in advance. But maybe if you could just give us a little bit more color on the discrete outlooks across business transformations and strategy versus transactions? And then finally, you did touch on the success fees in the segment, which are usually, I think, a fairly small portion of your fees. So any chance you could just size those?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Sure. We can address all of those, James. So first on the success fees. Success fees were around $12 million in the quarter, that was up from like $2-odd million in the same quarter last year, but they were lower than about the $15-odd million that we had in the second quarter of this year. So that’s those specifics.

In terms of the 3 areas, certainly, I mean, the math that you should do is look at the sequential growth rates in restructuring, business transformation and strategy, and transactions. So each quarter, we give you those numbers plot out the sequential growth rates. The sequential growth rate this quarter is higher than that last quarter. At 6%, I think, versus about 5% or 4%, it was last quarter. So it’s up slightly.

Does that say that we are entering into a recession? Not necessarily. The default rates are still in between the 3% and 4% range. In a recession, you get 10% default rates on speculative grade debt. So this is a stronger performance for restructuring, but I’m not willing to say this is a harbinger for a recession coming up. So that’s on that one. For — and so we expect to continue to be strong and to be the leading provider of restructuring services in the world.

On the second one, on business transformation and strategy, of course, we had an exceptionally strong quarter, but it came after a quarter, in second quarter, which was weak. And what happens here is you can — we are relatively small in the grand scheme of things for business transformation. And you could have big jobs ending and new big jobs starting off causing 1 quarter strong, 1 weak and 1 quarter strong again. We are very confident about this area. We believe we have enormous potential to grow, but don’t read 1 quarter as a trend.

Finally, transactions, down 2% from Q2, but still relatively strong. Look, in transactions, there’s a lot of due diligence going on but less closing of deals. And it’s when you close that you get the success fees that results in the revenues in that area. We’re optimistic about the future, but those are the trends. Does that answer your question?

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James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Absolutely. That’s super clear. And then just — I think your guidance upgrade is very constructive. But it does imply, on my math, a slight revenue decline in the fourth quarter? So maybe you could speak to the drivers of this? And maybe what — how we should sort of think about the jumping off point for next year? Because obviously, this quarter is very strong. It seems like the fourth quarter is a little bit weaker. You did talk about how there’s seasonality there. So just putting that all together.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

Yes. So essentially, James, what we are saying is don’t take Q3 and start multiplying. Take the first 3 quarters and extrapolate. That’s the main message we’re giving you. We’re not — I’m not going to give you the guidance and trend lines for next year just yet. Give me till February to get there. But that’s the main theme that we’re indicating. I’m not taking anything away from the strength of this quarter, despite hiring 316 people from university, our utilization was strong, which meant our bill rates and utilization for the more senior professionals were higher than we anticipated. And good strong performance. We also had very strong realization, especially in Corporate Finance & Restructuring from work that was done in prior quarters where — whether it’s releasing caps or getting LOE signed, we could realize the revenue. It’s a good strong quarter. But you must take the first 3 quarters and extrapolate and not take the third quarter, whether good or bad and multiply.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

I guess the only other thing I’d add, Ajay, is to underscore your other point, which is, we do have holidays and we’re a professional services business in the fourth quarter. And that is, occasionally, we have weird stuff happens at the end of the year where we closed deals so that you don’t see it in the numbers. But if you look back over multiple years, our Decembers are much weaker, and it’s not because our business fell off. It’s because people took some well-deserved vacation around the holidays that we bill by the hour. So that’s the other factor to have in mind, James. Yes?

James Edwin Yaro - Goldman Sachs Group, Inc., Research Division—Research Analyst

Absolutely. That’s very clear. And then just my last question. I just want to turn to cash flow conversion. Despite very robust earnings, cash balances were down sequentially and the 3 key deal sales outstanding are substantially above historic 3Qs. Maybe you could just speak to the drivers of the lower conversion and perhaps whether there’s anything structural that is different versus prior years?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

There isn’t anything structural. That’s the first part of that. Look, our — we launched a new ERP system in April. And in April, our billing was depressed. Since then, our billing has picked up substantially in the last few months, we’re billing over $300 million each month, but there’s still a little bit of a lag. Our revenues have surged, which I’m delighted about in the same time frame. So as billing and collection has picked up, it’s lagging the revenue. And I think in the fourth quarter, we will flip that.

Operator

Our next question will come from Tobey Sommer with Truist.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

I was curious from a historical perspective, what’s a reasonable revenue range for what constitutes a large project at the company in a single quarter and is there a high degree of variance across the segments? And I don’t expect specific numbers, but if you could ballpark it for us because we do know that it’s a big project firm.

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Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Do we answer that, Ajay? I’m happy to answer it. I just don’t know if we give out that information or not. I don’t want to answer that.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

In general terms...

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Let me say this, they do vary a lot by segment. I mean, they all have big jobs, smaller jobs, but — if I think back over the years, the largest drop in Stra Comm [Strategic Communications] has been less than the largest job in E Con [Economic Consulting] or the largest bankruptcy we’ve done in Corp Fin [Corporate Finance] or the largest investigation we’ve done in FLC. I don’t — do we respond to the range and the size of the jobs?

Mollie Hawkes - FTI Consulting, Inc.—VP of IR & Communications

I mean, I would say, what we will do is we will call out if any 1 job, it’s more than 10% of segment revenues. So from time to time, we’ll have that side of case that and more recently, it’s been around E Con, larger matter is there and Technology. I think last year, actually, in Technology, we called out that we had 1 large mandate that was over 10% of segment revenues.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

So that’s the threshold? Over 10% of revenue is a good threshold. So what constitute, it’s a large job?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

I mean, that would be a large job. I mean, obviously, if it’s 8% of revenues, we actually think of it as a large job, too. You know what I’m saying? I mean, I think — what we’re saying is they can be more double-digit revenue in a quarter for some of these segments if you do the math on that. And that’s a pretty big thing. And so if you drop — you have something that strong double-digit revenue in a quarter when it goes to 0, that is material when we have a fixed cost structure. If you do the math, I think that’s would be implied in Mollie’s comment. Does that make sense, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Yes, it does. Where is FTI and the maturation of the international business which clearly doesn’t — not every city you have abroad has every segment and capability of a firm and you’re increasing that over time as you build scale. And is the margin internationally over the next few years, likely to be sort of an increasing drag, neutral or sort of expanding from a level perhaps below the firm average but accretive to corporate margin as that occurs.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

So let me treat that as maybe a 2-part question, even if you meant in a one-part question. Okay. I think in terms of our international expansion, we are still at the early innings of this. I mean, it’s — I hope somebody notices the revenue growth. I think we published revenue growth for (inaudible) I think, it was 26%, 27%, something like that year-on-year. There’s not some of that’s FX, but it was north of 20% even without FX. It’s — and we’re nowhere near the presence that I aspire to (inaudible) aspires to the segment leaders aspire to country-by-country. But we’re no longer — say, we’re a European firm when we only have — we have 900 out of 1,000 people in London, right? We have more people in London than we did when I got

OCTOBER 26, 2023 / 1:00PM, FCN.N - Q3 2023 FTI Consulting Inc Earnings Call

here, but we have people on the continent and they’re building businesses that are attracting, and they’re showing our ability to win in those markets.

So I think we’re in — and I’m just talking about EMEA right now, but Latin America, we’ve had the best team ever. We’ve talked about the turnaround in Asia and Australia that we’ve had in any recent years. And so — we are in the early innings of a multi — maybe, multigame business out there, and I feel really good about that.

In terms of the earnings, it’s — it had — this quarter has been a significant drag, but it’s not always been a significant drag. I think we are succeeding in many places. The problem is that you can succeed some places and have an ability to get a whole bunch of talent in other places. And so you can mask that in the numbers a little bit because you’re succeeding in the last bet you made and you make another bet. And so I think that’s some of the issue. And I think that phenomenon is going to — we are committed to, I mean, that phenomenon go on for some time to come. It’s not about sitting with bad bets. It’s about seeing good bets come to fruition, but then having the confidence if great talent becomes available to jump on that again, and we did that this year.

And that’s how we’re getting, not just double-digit growth. I mean that’s phenomenal levels of growth in EMEA. And I think we have the confidence to continue to bet behind it. If we stop growing, the EBITDA margin would go up for sure, but that’s not our intent. And if we have got no opportunities to get people, the EBITDA margin would go up. But with the ability to continue to grow, that — I think that’s the countervailing for us. But I wouldn’t underestimate how many of the bets overseas we are excited about and how well they’re doing. Does that at least talk to your point, Tobey?

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Sure — so I had a couple of questions on M&A. I’d like to get your autonomous sense for what the large activity in the oil patch, is that indicative of a broader resurgence or perhaps isolated? And I’d love to hear if you have any perspective on the new merger guidelines out of the FTC related to antitrust. It seem a little bit stricter, which can maybe be favorable on a specific project, but also could influence the animal spirits that sometimes drive consolidation and make some other sort of reluctant to pursue it. If you have an early perspective, I’d love to hear it.

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Look, I don’t have a definitive perspective on this. I think you’re hitting on the 2 points that do matter a lot. I mean one is how many deals get done. And then the second one is how contested are those deals. I mean if you look at this year, the deal market is down a lot. Our E-Con business is doing pretty well. Why is that? Because there’s been a lot of regulatory scrutiny — enhanced regulatory scrutiny and where there’s enhance regulatory scrutiny having a leading group of economists is, it’s that your group business is in demand. I think you’re pointing out the right forces that people we scrutinize every day, which is higher interest rate, does that mean deals down, animal spirits, positive-negative, but also enhanced regulatory scrutiny.

I don’t know how that all shakes out, but certainly enhanced regulatory scrutiny has historically meant a more demand for our services rather than less. The market, how many M&A deals next year, I don’t know any better than you, Tobey, happy to compare notes, but I think we’re both guessing.

Tobey O’Brien Sommer - Truist Securities, Inc., Research Division—MD

Absolutely. Last question for me, Ajay, you retired the convert. Is the current balance sheet structure, what we should think of over the medium term? Or do you have something in mind to alter the complexion?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

No. No, Tobey. We have a $900 million revolver and that’s what we are using and paying down.

OCTOBER 26, 2023 / 1:00PM, FCN.N - Q3 2023 FTI Consulting Inc Earnings Call

Operator

Our next question will come from Andrew Nicholas with William Blair.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

A lot of things that I was going to ask have been covered. So apologies for a little bit more granular questions here. I guess, first on CFR, the higher bill rate, really good growth. I think you mentioned some differences in terms of the staffing period and who’s doing work. But is there any way to kind of frame the impact from mix between the different business lines and practices versus underlying rate increases or price increases on a rate card? Just trying to get a better sense for the different levers there.

Ajay Sabherwal - FTI Consulting, Inc.—CFO

So — I wouldn’t, at the outset, go to either of those two places, the rate card or the mix. I would go to the factors that we mentioned, which is that we hired a lot of junior people in the universities and yet our utilization, if you look at by segment, remain fairly steady, which meant that there’s more senior people who are more busy and they build at a higher rate. That plus the realization on past and then who had deferred revenues where somebody hit a cap or we started work without an LOE. Those were the — those were the larger factors there.

On our last call, Steve mentioned something very important, where he said, “Look, it’s the headcount growth plus inflation, our revenue should exceed both of those combined together.” This quarter, we achieved that. That’s our goal. Now over — those can come through rate increases, mix, utilization, realization, 2 of those 4 were in play this quarter.

Andrew Owen Nicholas - William Blair & Company L.L.C., Research Division—Analyst

Understood. That’s helpful. And then for my follow-up, on the restructuring environment, I appreciate all the commentary to this point, including the details on the sector level momentum. But just wondering if you could speak to differences between the restructuring environment here in the United States versus abroad? I think there’s been a dichotomy in the way that you described that historically or at least a few quarters ago, wondering if there’s been any kind of narrowing of the experience between those 2 regions? Or any color you could give on regional differences?

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

I think there’s a lot of variation around the world. And it’s just different by geography. I mean, even earlier in the year when we said some overseas markets were slow, our Australia business happened to be very busy, even though the Australian market wasn’t. It’s just that new team down there seem to be winning every job, in Australia. I’m sure it wasn’t every job, but it was a lot of the jobs. And then those jobs rolled off in Australia, so they’re not so busy right now. So there’s a lot of variations.

Our German business was slow in the beginning of the year. Our German business has gotten busier. I would say that if we were — if we talked sweepingly that was probably over sweeping. But that’s for sure, U.S. was busier than on average overseas earlier in the year. So that’s still the case, Ajay, certainly, it’s a lesser deviation, but with lots of variations. Our Spanish business is really busy on the continent. I mean, it just — I think you feel more momentum overseas than we did earlier in the year, but still with lots of geographical variation. Ajay, do you have a different view on that? Or is that sound right?

Ajay Sabherwal - FTI Consulting, Inc.—CFO

No, it’s exactly right.

OCTOBER 26, 2023 / 1:00PM, FCN.N - Q3 2023 FTI Consulting Inc Earnings Call

Steven H. Gunby - FTI Consulting, Inc.—President, CEO & Director

Thank you, and thank you all for the time today and over the year and over the multiple years. We so enjoy building this institution, and appreciate your continued attention and support. So thank you very much.

Operator

This concludes today’s conference call. Thank you very much for attending today’s presentation. You may now disconnect your lines.

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